Filed Pursuant to Rule 433

Registration No. 333-211220

February 26, 2018

Burlington Northern Santa Fe, LLC

$750,000,000 4.050% Debentures due June 15, 2048

Final Term Sheet

Issuer:	Burlington Northern Santa Fe, LLC

Note Type:	Senior Unsecured Debentures

Offering Format:	SEC Registered

Trade Date:	February 26, 2018

Settlement Date*:	March 5, 2018 (T+5)

Maturity Date:	June 15, 2048

Final Terms
Principal Amount:	$750,000,000 aggregate principal amount of the 4.050% Debentures due June 15, 2048

Benchmark Treasury:	UST 2.750% due November 15, 2047

Benchmark Treasury Yield:	3.165%

Re-offer Spread:	T + 90 bps

Re-offer Yield:	4.065%

Coupon:	4.050%

Price to Public:	99.745%

Coupon Dates:	June 15 and December 15

First Coupon Date:	June 15, 2018

Make-whole Call:	T + 15 bps (at any time before December 15, 2047)

Par Call:	At any time on or after December 15, 2047

Day Count Convention:	30/360

Denominations:	$2,000 x $1,000

CUSIP / ISIN:	12189L BC4 / US12189LBC46

Joint Book-Running Managers:	Citigroup Global Markets Inc. Goldman Sachs & Co. LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Wells Fargo Securities, LLC

* We expect to deliver the Debentures against payment therefor in New York City on or about March 5, 2018, which will be the fifth business day following the date of the prospectus supplement and of the pricing of the Debentures. Under Rule 15c6-l of the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Debentures on the pricing date or the next two succeeding business days will be required by virtue of the fact that the Debentures initially will settle in five business days (T+5) to specify alternative settlement arrangements to prevent failed settlement.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at 1 (800) 831-9146, Goldman Sachs & Co. LLC at 1 (866) 471-2526 or Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1 (800) 294-1322.

No PRIIPs KID. Not for retail investors in the EEA. No PRIIPs key information document (KID) has been prepared as not available to retail in EEA.